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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                            THE KEITH COMPANIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   487539 10 8
           ---------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        |X|    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

CUSIP No.  487539 10 8
          -------------

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.   WALTER W. CRUTTENDEN, III
    I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b)

--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization   United States

--------------------------------------------------------------------------------
Number of         5.  Sole Voting Power  251,441
Shares
Beneficially     ---------------------------------------------------------------
Owned by Each     6.  Shared Voting Power  57,396*
Reporting
Person With:     ---------------------------------------------------------------
                  7.  Sole Dispositive Power  251,441

                 ---------------------------------------------------------------
                  8.  Shared Dispositive Power  57,396*

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person   308,837

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions) NOT APPLICABLE.

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row  4.2%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)  IN

--------------------------------------------------------------------------------

* Represents shares held jointly by Mr. Cruttenden and his wife.




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CUSIP No.    487539 10 8
         -----------------

ITEM 1.

        (a)    NAME OF ISSUER

                      The Keith Companies, Inc.

        (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                      2955 Red Hill Avenue
                      Costa Mesa, CA 92626

ITEM 2.

        (a)    NAME OF PERSON FILING

                      Walter W. Cruttenden, III

        (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                      4600 Campus Drive
                      Newport Beach, CA 92660

        (c)    CITIZENSHIP

                      Mr. Cruttenden is a citizen of the United States.

        (d)    TITLE OF CLASS OF SECURITIES

                      Common Stock, $.001 par value

        (e)    CUSIP NUMBER

                      487539 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                      Not Applicable.

ITEM 4.        OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)    Amount beneficially owned:  308,837

        (b)    Percent of class:  4.2%

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        (c)    Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote  251,441

               (ii)   Shared power to vote or to direct the vote  57,396

               (iii)  Sole power to dispose or to direct the disposition
                      of  251,441

               (iv)   Shared power to dispose or to direct the disposition
                      of  57,396

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        [X] Mr. Cruttenden has ceased to be the beneficial owner of more than five percent of the class of securities.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable.

ITEM 10.       CERTIFICATION.

        Not Applicable.

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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 5, 2002                 /s/ WALTER W. CRUTTENDEN III
                                         _______________________________________
                                         Walter W. Cruttenden III, an individual


        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.